Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 24, 2015 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of Telenav, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

San Jose, California
August 24, 2015